Exhibit 2.2

ASDS OF ORANGE COUNTY, INC.

PROMISSORY NOTE DUE MAY 1, 2007

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

$6,900,000	Newport Beach, California
May 1, 2004

FOR VALUE RECEIVED, ASDS OF ORANGE COUNTY, INC., a Delaware corporation and the successor corporation of the merger of Orange County Acquisition Corp. and CRESA Partners of Orange County, Inc. (“Company”), unconditionally promises to pay to the order of Kevin J. Hayes (“Payee”), in the manner and at the place hereinafter provided, the principal amount of Six Million Nine Hundred Thousand Dollars ($6,900,000).

Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at a fluctuating interest rate per annum that is at all times equal to the Reference Rate (capitalized terms used herein and not otherwise defined herein shall have the meanings provided in Section 8 below or as otherwise defined herein) plus a rate per annum equal to one-half of one percent, such interest rate to change when and as the Reference Rate changes; provided that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate that is 2.00% per annum in excess of the rate of interest otherwise payable under this Note. Interest on this Note shall be payable monthly in arrears on the first Business Day of each month, commencing June 1, 2004, upon any prepayment of this Note (to the extent accrued on the amount being prepaid) and at maturity. All computations of interest shall be made by Payee on the basis of a 360-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

This Note is issued pursuant to the terms of a Stock Purchase Agreement dated as of March 23, 2004 (said agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, between the “Stock Purchase Agreement”) between Orange County Acquisition Corp. and Kevin J. Hayes (“Hayes”). This Note is transferable and assignable to one or more purchasers (in whole or in part) in accordance with the provisions set forth in Section 11(a) hereof. Company agrees to issue from time to time notes in the form hereof to facilitate such transfers and assignments. This Note and any other replacement or successor notes outstanding from time to time, as amended, supplemented or otherwise modified from time to time are referred to herein as the “Notes” and each holder of the Notes from time to time is referred herein individually as a “Noteholder” and collectively as the “Noteholders”.

The Notes and certain related obligations are guaranteed and secured pursuant to the provisions of the Note Documents.

1. Payments. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee located at 610 Newport Center Drive, 5th Floor, Newport Beach, California, or at such other place as Payee may direct. Whenever any payment on this Note is stated to be due on a day that is not a Business Day, such payment shall instead be made on the next Business Day, and such extension of time shall be included in the computation of interest payable on this Note. Each payment made hereunder shall be credited first to interest then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited. Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of Company hereunder with respect to payments of principal or interest on this Note.

2. Prepayments and Payment of the Notes at Maturity.

(a) In the event CRESA Partners has Excess Cash Flow for any calendar quarter, commencing with the calendar quarter ending June 30, 2004, Company shall repay the principal amount of the Notes in an amount equal to such Excess Cash Flow on or prior the date which is 20 days after the end of such calendar quarter. For purposes hereof, “Excess Cash Flow” for any calendar quarter means Cash Flow (as defined in the CRESA Partners Partnership Agreement as in effect on May 1, 2004) for such quarter reduced by any such Cash Flow distributed or required to be distributed by CRESA Partners in respect of such calendar quarter pursuant to Section 9.3(a)(i), (ii) and (iii) of the CRESA Partners Partnership Agreement or used to fund the reserve described in Section 9.10(a) of the CRESA Partners Partnership Agreement. For avoidance of doubt, if Company receives any distribution pursuant to Sections 9.3(a)(iv) or (v) of the CRESA Partners Partnership Agreement that is not applied to pay interest accrued under this Note, Company shall repay the principal amount of the Notes in an amount equal to such distribution in satisfaction of its obligation under the preceding sentence.

(b) Company shall make an immediate mandatory prepayment of the principal amount of the Notes (i) with the gross cash proceeds of the issuance of any notes or other indebtedness or securities (debt or equity) issued or otherwise incurred by Company or any of its Subsidiaries after the date hereof (other than Permitted Indebtedness), less any applicable transaction costs and expenses; or (ii) with the proceeds of Asset Sales after the date hereof in an amount in any such case equal to the gross cash proceeds received by Company or such Person, as the case may, be less any applicable transaction costs and expenses (such proceeds, the “Net Proceeds”). In addition to the foregoing, the principal amount of the Notes shall be paid in full in the event of a Change of Control. For purposes hereof, “Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition by Company or its Subsidiaries, in one or a series of related transactions, of all or substantially all of the assets of Company and its Subsidiaries taken as a whole, or (ii) Parent ceases to own all of the capital stock and other equity securities of Company.

(c) Company shall have the right at any time and from time to time to prepay the principal of the Notes in whole or in part, without premium or penalty, upon at least five (5) Business Days’ notice.

(d) This Note shall mature, and the principal amount hereof shall be due and payable, on May 1, 2007.

(e) Any payment of the Notes under this Section 2 shall be accompanied by interest on the principal amount of the Notes being repaid to the date of payment. In the event that more than one Note is outstanding as of the date of any payment of Notes pursuant to this Section 2, Company shall make such payment on a pro rata basis based on the principal amount of each outstanding Note.

3. Adjustment of Principal Amount of any Note owned by Hayes. $1,900,000 of the initial principal amount of this Note is allocable to the Advance Payment (as defined in the Stock Purchase Agreement) which is subject to the provisions of Section 1.6(a) of the Stock Purchase Agreement. In the event Hayes becomes obligated to repay the Advance Payment or a portion thereof to Company (as successor to Orange County Acquisition Corp.) pursuant to Section 1.6(a) of the Stock Purchase Agreement (such amount, the “Payment Return Amount”) at a time when this Note is outstanding, as of the Repayment Date (as defined in the Stock Purchase Agreement), the principal amount of this Note then outstanding and owned by Hayes shall be reduced by an amount equal to the lesser of (i) the Payment Return Amount and (ii) the principal amount of this Note then outstanding and owned by Hayes, in full or, if clause (ii) of this sentence applies, in partial satisfaction of Hayes’ obligations under Section 1.6(a) of the Stock Purchase Agreement. The provisions of this Section 3 shall only apply with respect to a Note owned by Hayes and any reduction in the amount of this Note pursuant to this Section 3 will be a credit against Hayes’ obligations pursuant to Section 1.6(a) of the Stock Purchase Agreement.

4. Affirmative Covenants. Company agrees that, from and after the date hereof and so long as the Notes remain outstanding and unpaid, for the benefit of the Noteholders and unless otherwise agreed in writing by Requisite Noteholders, Company will and will cause each of its Subsidiaries to:

(a) promptly provide to the Noteholders all financial, operational and other information with respect to Company and its Subsidiaries as any Noteholder may reasonably request;

(b) promptly (but in no event later than three (3) Business Days) after the occurrence of an Event of Default or Default, provide the Noteholders with a certificate of the chief executive officer or chief financial officer of Company specifying the nature thereof and the proposed response thereto;

(c) preserve and maintain the existence and all of their respective rights, privileges and franchises necessary or desirable in the normal conduct of their respective businesses, and conduct their respective businesses in an orderly, efficient and regular manner;

(d) conduct the business of Company in accordance with the limitations set forth in the Certificate of Incorporation of Company and conduct the business of CRESA Partners in accordance with the CRESA Partners Partnership Agreement;

(e) comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, a breach of which would materially adversely affect the financial condition of Company or any of its Subsidiaries;

(f) in the event that after the date hereof, Company or any Subsidiary of Company forms or acquires in any manner a Subsidiary (a “New Subsidiary”), Company shall promptly cause the following to occur:

(i) the New Subsidiary shall execute and deliver a guaranty substantially in the form of the Subsidiary Guaranty thereto pursuant to which such New Subsidiary shall become jointly and severally liable as a guarantor of the Notes and other Guaranteed Obligations (as defined in the Subsidiary Guaranty). The Credit Party that is the direct parent of such New Subsidiary shall pledge all equity interests of the New Subsidiary pursuant to the Security Agreement.

(ii) the New Subsidiary shall execute and deliver a counterpart to the Security Agreement substantially in the form of Exhibit A thereto.

Notwithstanding anything in the foregoing to the contrary, if such New Subsidiary is acquired in connection with an acquisition, then Company shall comply with the foregoing requirements within two Business Days following the consummation of such acquisition;

(g) cause each Credit Party to execute and deliver, or cause to be executed and delivered, to the Noteholders such documents and agreements, and shall take or cause to be taken such actions, as Requisite Noteholders may from time to time request to carry out the terms and conditions of the Notes and the other Note Documents; and

(h) use commercially reasonable efforts to enter into a debt financing as soon as practicable after May 1, 2004 to refinance the Notes and, to the extent necessary in connection with such refinancing, cause the Credit Parties to enter into guaranties and other collateral documents required by the lender or lenders providing such debt financing; provided, however, nothing contained in this Section 4(h) will obligate Company to cause Parent to pledge any collateral in addition to that contemplated by the pledge agreements and/or security agreements executed by Parent in connection with this Note or to guarantee indebtedness in excess of that existing under the Note immediately prior the consummation of such refinancing; provided, further, however, consummation of a refinancing is contingent upon receipt of the approval contemplated by Section 5.1(d) of the CRESA Partners Partnership Agreement.

5. Negative Covenants. Company agrees that, from and after the date hereof and so long as the Notes remain outstanding and unpaid, for the benefit of the Noteholders and unless otherwise agreed in writing by Requisite Noteholders, Company will not declare, pay or make, directly or indirectly, any Restricted Payment and Company will not and will cause each of its Subsidiaries to not:

(a) create, assume, guarantee, incur or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except Permitted Indebtedness;

(b) directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any lien with respect to any such property, assets, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except for Permitted Liens;

(c) other than in the ordinary course of business pursuant to leases that do not require lease payments of more than $35,000 in any year in the aggregate, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease other than the leases in existence on the date hereof;

(d) merge or consolidate with any other Person, or sell, lease or otherwise dispose of all or any part of its property or assets to any other Person outside the ordinary course of business; provided that in no event shall Company or its Subsidiaries sell, lease or otherwise dispose of all or any part of its property to any Subsidiary of Parent that is not a Credit Party without the consent of Requisite Noteholders;

(e) form, acquire or permit to exist any Subsidiary other than CRESA Partners; and

(f) enter into or permit any Asset Sale or issue any notes, Indebtedness (other than Permitted Indebtedness) or securities (debt or equity) or permit any Subsidiary of Company to enter into any Asset Sale or issue any notes or securities (debt or equity) unless, in each case, the proceeds thereof are immediately applied to pay amounts outstanding under the Notes to the extent and as provided in the Notes.

6. Representations and Warranties. Company hereby represents and warrants to Payee that:

(a) it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note and the other Note Documents to which Company is party;

(b) this Note and each other Note Documents to which Company is party constitutes the duly authorized, legally valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles;

(c) all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note and the other Note Documents by Company have been granted, except as expressly disclosed in the Stock Purchase Agreement or in the Disclosure Schedules to the Stock Purchase Agreement; provided, however, the Company makes no representation or warranty regarding consents required pursuant to agreements, instruments or documents executed by CRESA Partners of Orange County, Inc. prior to its merger into Orange County Acquisition Corp;

(d) the execution, delivery and performance by Company of this Note and each other Note Documents to which Company is party do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of Company or (ii) result in the creation of any lien or other encumbrance with respect to the property of Company; and

(e) there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Company, threatened against Company or any of its assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its subsidiaries, taken as a whole, or the ability of Company to comply with its obligations hereunder.

7. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) failure of Company to pay any principal, interest or other amount due under this Note when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, or failure of Company to pay any interest or other amount due under this Note within five days after the date due; or

(b) failure of Company or any Subsidiary Guarantor to pay, or the default in the payment of, any amount due under or in respect of any promissory note, indenture or other agreement or instrument relating to any indebtedness owing by Company or any Subsidiary Guarantor, to which Company or any Subsidiary Guarantor is a party or by which Company or any Subsidiary Guarantor or any of its property is bound under which amounts outstanding exceed $50,000 beyond any grace period provided; or the occurrence of any other event or circumstance that, with notice or lapse of time or both, would permit acceleration of such indebtedness; or

(c) failure of Company to perform or comply with any term, covenant or condition in Section 5 of this Note; or

(d) failure of Company to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note, other than any such term, covenant or agreement referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 15 days after the earlier of (i) an officer of Company becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Noteholder of such default; or

(e) any representation or warranty made by any Credit Party (other than CRESA Partners) in connection with any Note Document shall prove to have been false in any material respect when made; or

(f) any order, judgment or decree shall be entered against Company or any Guarantor decreeing the dissolution or split-up of Company or Guarantor; or

(g) suspension of the usual business activities of Company or any Guarantor or the complete or partial liquidation of Company’s or any Guarantor’s business; or

(h) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company, any Subsidiary Guarantor or Parent in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company, any Subsidiary Guarantor or Parent under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company, any Subsidiary Guarantor or Parent or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Company, any Subsidiary Guarantor or Parent for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company, any Subsidiary Guarantor or Parent, and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

(i) an order for relief shall be entered with respect to Company, any Subsidiary Guarantor or Parent, or Company, any Subsidiary Guarantor or Parent shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company, any Subsidiary Guarantor or Parent shall make an assignment for the benefit of creditors; or Company, any Subsidiary Guarantor or Parent shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company, any Subsidiary Guarantor or Parent (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(j) Company or any Guarantor shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note or any other Note Document or any endorsement of this Note or any other obligation to Payee or any other Noteholder; or

(k) any provision of this Note or any other Note Documents or any provision hereof or thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or the Noteholders shall not have or shall cease to have a valid and perfected first priority security interest in the collateral described in the Note Document; or Parent shall default (beyond any applicable grace period) in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Note Document; or Subsidiary Guarantor shall default (beyond any applicable grace period) in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Note Document.

8. Remedies. Upon the occurrence of any Event of Default specified in Section 6(h) or 6(i) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Company). Upon the occurrence and during the continuance of any other Event of Default Payee may, by written notice to Company, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Company). In either case Payee may, in addition to exercising any other rights and remedies it may have, exercise those rights of set off provided for in Section 11(d).

9. Definitions. The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“Administrative Agent” means Hayes or any successor as administrative agent for the Noteholders as contemplated by Section 10 of the Notes.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Asset Sale” means the sale, transfer or other disposition by Company or any Subsidiary of Company to any Person of (i) substantially all of the assets of any division or line of business of Company or any Subsidiary of Company, or (ii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries other than sales of assets in the ordinary course of business.

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Collateral” means, collectively, all of the personal and mixed property (including capital stock and limited partnership interests) in which Liens are purported to be granted pursuant to the Note Documents as security for the obligations under the Note Documents.

“Contingent Obligation” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under interest rate agreements and currency agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. For purposes of this definition, the amount of any Contingent Obligation at any time of determination shall be computed as the amount that, in light of all the facts and circumstances existing at such time represents the amount that reasonably can be expected at such time of determination to become an actual or matured liability.

“Credit Parties” means Parent, Company, CRESA Partners and any Subsidiary of Company that becomes party to a Note Document.

“CRESA Management” means CRESA Management, LLC, a Delaware limited liability company.

“CRESA Partners” means CRESA Partners of Orange County, L.P., a Delaware limited partnership.

“CRESA Partners GP” means CRESA Partners – Hayes, Inc., a California corporation.

“CRESA Partners Partnership Agreement” means the Agreement of Limited Partnership of CRESA Partners effective May 1, 2004 by and between the CRESA Partners GP, CRESA Management, Company and Hayes, as amended, supplemented or otherwise modified from time to time.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Event of Default” means any of the events set forth in Section 6.

“GAAP” means, subject to the limitations on the application thereof set forth in the last paragraph of this Section 9, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (excluding, as an example, any trade payables payable in the ordinary course of business that are not so due or so evidenced), (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vi) any Contingent Obligation.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest, and any mechanic’s liens) and any credit insurance arrangement, option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Note Documents” means the Notes, the Security Agreement, the Subsidiary Guaranty, the Parent Guaranty, the Parent Pledge Agreement and any other agreement relating thereto entered into into by any Credit Party.

“Noteholders” has the meaning set forth in the paragraphs of this Note prior to Section 1 of this Note.

“Notes” has the meaning set forth in the paragraphs of this Note prior to Section 1 of this Note.

“Parent” means Ascendant Solutions, Inc., a Delaware Corporation.

“Parent Guaranty” means the Parent Guaranty dated as of May 1, 2004 between Parent and Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Parent Pledge Agreement” means the Parent Pledge Agreement dated as of May 1, 2004 between Parent and Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Permitted Indebtedness” means (i) Indebtedness under the credit facility with Northern Trust Company or one of its affiliates in an aggregate principal amount not to exceed $500,000; (ii) Indebtedness owing to Hayes in the aggregate principal amount of $500,000, (iii) Capital Leases, Indebtedness of CRESA Partners of Orange County, Inc., a Texas corporation, and any other Indebtedness of Company outstanding as of the date hereof; and (iv) Capital Leases and purchase money Indebtedness of up to an aggregate of $50,000 principal amount incurred in connection with the acquisition of equipment or other fixed assets after May 1, 2004 in a principal amount not to exceed the purchase price of such fixed assets.

“Permitted Liens” means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

(i) Liens for taxes, assessments or governmental charges or claims incurred in the ordinary course of business;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iii) easements, rights of tenants, reservations, covenants, rights-of-way, restrictions, minor defects, minor encroachments or minor irregularities in title and other similar immaterial charges or encumbrances that would not, individually or in the aggregate, result in a material adverse effect with respect to the financial condition or business of Company and its Subsidiaries; and

(iv) Liens securing Permitted Indebtedness.

“Person” means an individual or a corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

“Reference Rate” means the rate which Northern Trust Company announces from time to time as its “prime” rate. The Reference Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Northern Trust Company may make commercial loans or other loans at rates of interest at, above or below the Reference Rate.

“Requisite Noteholders” means the holders of a majority in principal amount of the Notes.

“Restricted Payments” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding; provided, however, that any payments made to (x) Company or Parent under that certain Agreement of Structuring Services, dated as of May 1, 2004, between Company and CRESA Partners, and (y) Parent by Company of amounts received by Company pursuant to such Agreement of Structuring Services shall not be Restricted Payments.

“Rule 144A” has the meaning set forth in Section 11(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of May 1, 2004 among Company, Subsidiary Guarantor, any other subsidiaries of Company party thereto from time to time and Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Stock Purchase Agreement” has the meaning set forth in the paragraphs of this Note prior to Section 1 hereof.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions are at the time directly or indirectly owned by Company (or, if such term is used with reference to any other person, but such other Person), including without limitation CRESA Partners.

“Subsidiary Guarantor” means, collectively or individually as the context may indicate, each of CRESA Partners and any Subsidiary of Company that executes and delivers a Subsidiary Guaranty from time to time pursuant to Section 4(f)(i).

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of May 1, 2004 between CRESA Partners and Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Transfer” means any disposition of any Note that would constitute a sale thereof under the Securities Act.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a consistent basis (except for changes concurred in by Company’s independent public accountants).

10. Administrative Agent.

(a) The Payee and each subsequent Noteholder by its acceptance of a Note, hereby designates and appoints Hayes as Administrative Agent under the Note Documents and authorizes Administrative Agent to take such actions as Administrative Agent on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms of the Note Documents, together with such powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Noteholder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Administrative Agent shall be read into any Note Document or otherwise exist for Administrative Agent. In performing its functions and duties hereunder, Administrative Agent shall act solely as agent for the Noteholders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for any Credit Party or any of their respective successors or assigns. Administrative Agent shall not be required to take any action that exposes Administrative Agent to personal liability or that is contrary to any Note Document or applicable laws. The appointment and authority of Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Notes and related obligations. Administrative Agent may execute any of its duties under the Note Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) As between Administrative Agent and Noteholders, Administrative Agent shall not be (i) liable for any action lawfully taken or omitted to be taken by Administrative Agent under or in connection with the Note Documents (except for Administrative Agent’s own gross negligence or willful misconduct, unless such action was taken or omitted to be taken by Administrative Agent at the direction of Requisite Noteholders), or (ii) responsible in any manner to any Noteholders for any recitals, statements, representations or warranties made by any Credit Party contained in any Note Document, any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Note Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Note Document or any other document furnished in connection herewith, or for any failure of any Credit Party to perform their respective obligations under any Note Document. Administrative Agent shall not be under any obligation to any Noteholder to ascertain or to inquire as to the observance or performance of any Note Document or any of the agreements or covenants contained in, or conditions of, or to inspect the properties, books or records of any Credit Party.

(c) Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Note Document or any other document furnished in connection with and Note Document unless it shall first receive such advice or concurrence of Requisite Noteholders or all of the Noteholders as it deems appropriate or it shall first be indemnified to its satisfaction by the Noteholders; provided, that, unless and until Administrative Agent shall have received such advice, Administrative Agent may take or refrain from taking any action, as Administrative Agent shall deem advisable and in the interests of the Noteholders. Administrative Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with any Credit Party or any Affiliate of any Credit Party as though Administrative Agent were not Administrative Agent.

(d) Administrative Agent will have the right to collect and receive all payments of the Notes, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under the Note Documents with regard to the Notes. If any such payment received by Administrative Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of the Note Documents, each Noteholder will, upon written notice from Administrative Agent, promptly pay over to Administrative Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned. Administrative Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Administrative Agent in accordance with Section 11(a) hereof. In the event that any Noteholder shall receive any payment in reduction of the Notes in an amount greater than its applicable pro rata percentage in respect of obligations to the Noteholders evidenced by the Notes (including, without limitation amounts obtained by reason of setoffs) such Noteholder shall hold such excess in trust for Administrative Agent (on behalf of all other Noteholders) and shall promptly remit to Administrative Agent such excess amount so that the amounts received by each Noteholder hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Noteholder that has received any such excess amount fails to remit such amount to Administrative Agent, Administrative Agent shall reallocate the amounts paid on the next payment date to each Noteholder so that, after giving effect to such payments, the pro rata obligations owed by the Credit Parties to each Noteholder shall be in an amount equal to the pro rata amount owed by the Credit Parties before the date of the payment of such excess amount.

(e) Administrative Agent may resign at any time by giving forty-five (45) days’ notice to Company and Requisite Noteholders, and Administrative Agent may be removed at any time with or without cause by Requisite Noteholders. Upon any such resignation or removal, Requisite Noteholders shall have the right to appoint a successor Administrative Agent. If for any reason no successor Administrative Agent is appointed by Requisite Noteholders within forty-five (45) days after the retiring Administrative Agent giving notice of resignation or Requisite Noteholders’ removal of the retiring Administrative Agent, then effective upon the expiration of such forty-five (45) day period, the Noteholders shall perform all of the duties of Administrative Agent.

(f) This Section 10 is included in this Note solely for the purpose of determining certain rights as between Administrative Agent and the Noteholders and does not create, nor shall it give rise to, any rights in or obligations on the part of any Credit Party and all rights and obligations of the Credit Parties under this Note shall be determined by reference to the provisions of this Note other than this Section 10.

11. Miscellaneous.

(a) From and after their respective dates of issuance, as the case may be, the Notes shall not be transferable except upon the conditions specified in this Section 11(a), which conditions are intended to ensure compliance with the provisions of the

Securities Act in respect of the Transfer of any of such Notes or any interest therein. Five Business Days prior to any proposed Transfer (other than a Transfer of the Note (i) registered under the Securities Act, (ii) to an Affiliate of the Noteholder or a general partnership in which an Affiliate of the relevant Noteholder is one of the general partners, or (iii) to be made in reliance on Rule 144A under the Securities Act) of the Note, the Noteholder thereof shall give written notice to Company of such holder’s intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer, and shall be accompanied by (A) an opinion of counsel reasonably satisfactory to Company addressed to Company to the effect that the proposed Transfer of such Note may be effected without registration under the Securities Act, and (B) such representation letters in form and substance reasonably satisfactory to Company to ensure compliance with the provisions of the Securities Act. Such proposed Transfer may be effected only if Company shall have received such notice of transfer, opinion of counsel and representation letters referred to in the immediately preceding sentence, whereupon the holder of such Note shall be entitled to Transfer such Note in accordance with the terms of the notice delivered by the holder to Company. Each Note transferred as above provided shall bear the legend set forth on the first page of this Note except that such Note shall not bear such legend if the opinion of counsel referred to above is to the further effect that neither such legend nor the restrictions on Transfer in this Section 11(a) are required in order to ensure compliance with the provisions of the Securities Act. Five Business Days prior to any proposed Transfer of a Note to be made in reliance on Rule 144A under the Securities Act (“Rule 144A”), the holder thereof shall give written notice to Company of such holder’s intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer and certifying that such Transfer will be made (i) in full compliance with Rule 144A and (ii) to a transferee that (A) such holder reasonably believes to be a “qualified institutional buyer” within the meaning of Rule 144A and (B) is aware that such Transfer will be made in reliance on Rule 144A. Such proposed Transfer may be effected only if Company shall have received such notice of transfer, whereupon the holder of such Note shall be entitled to Transfer such Note in accordance with the terms of the notice delivered by the holder to Company. Each Note transferred as above provided shall bear the legend set forth on the first page of this Note.

(b) All notices and other communications provided for hereunder shall be in writing (including telefacsimile communication) and mailed, telecopied, or delivered as follows: if to Company, at its address specified opposite its signature below; and if to Payee, at 610 Newport Center Drive, 5th Floor, Newport Beach, California; or in each case at such other address as shall be designated in writing by Payee or Company. All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier. Electronic mail may be used to distribute routine communications; provided that no signature with respect to any notice, request, agreement, waiver, amendment, or other documents may be sent by electronic mail.

(c) Company promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection and enforcement of this Note and the other Note Documents; provided that enforcement costs shall not be payable unless there is an Event of Default under Sections 7(a), (h) or (i) hereunder.

(d) In addition to and not in limitation of any rights of set off that Payee or any other holder of this Note may now or hereafter have under applicable law, Payee or such other holder of this Note, upon the occurrence of any Event of Default, is hereby authorized at any time or from time to time, without notice of any kind to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by Payee or such other holder (including without limitation by branches and agencies of Payee or such other holder wherever located) to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to Payee under this Note and all other claims of any nature or description arising out of or connected with this Note, irrespective of whether or not Payee shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(e) No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Company and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

(f) Company and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(g) All covenants hereunder and under the other Note Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

(h) All representations, warranties and agreements made in or pursuant to the Note Documents shall survive, among other things, the execution and delivery of the Note Documents and the issuance of the Notes and the purchase hereunder.

Notwithstanding anything in this Note or implied by law to the contrary, the agreements of Company set forth in Sections 11(c) shall survive the payment of the Notes and the termination of the Notes.

(i) No Noteholder shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to the Noteholder, the Noteholder enforces any security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

(j) The obligations of the Noteholders hereunder are several and no Noteholder shall be responsible for the obligations of any other Noteholder hereunder. Nothing contained herein or in any other Note Document, and no action taken by any Noteholder pursuant hereto or thereto, shall be deemed to constitute Noteholders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Noteholder shall be a separate and independent debt, and each Noteholder shall be entitled to protect and enforce its rights arising out of the Notes and it shall not be necessary for any other Noteholder to be joined as an additional party in any proceeding for such purpose.

(k) Section and subsection headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose or be given any substantive effect.

(l) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(m) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA. WITH RESPECT TO SUCH PROCEEDINGS, COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE.

Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Company at its address set forth below its signature hereto, such service being hereby acknowledged by Company to be sufficient for personal jurisdiction in any action against Company in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Payee to bring proceedings against Company in the courts of any other jurisdiction.

(n) COMPANY AND, BY THEIR ACCEPTANCE OF THIS NOTE, PAYEE AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Company and, by their acceptance of this Note, Payee and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(o) Company hereby waives the benefit of any statute or rule of law or judicial decision, including without limitation California Civil Code § 1654, which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

IN WITNESS WHEREOF, Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

ASDS OF ORANGE COUNTY, INC.

By:
Name:
Title:

Address:

16250 Dallas Parkway
Suite 102
Dallas, TX 75248

TRANSACTIONS ON PROMISSORY NOTE

Date	Amount of Principal Paid This Date	Amount of Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By